UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (date of earliest event reported): December 17, 2010

DAVITA INC.

(Exact name of registrant as specified in its charter)

Delaware	1-14106	No. 51-0354549
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1551 Wewatta Street

Denver, CO 80202

(Address of principal executive offices including Zip Code)

(303) 405-2100

(Registrant’s telephone number, including area code)

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On December 17, 2010, DaVita Inc. (the “Company”) entered into a Dialysis Organization Agreement (the “Agreement”) with Amgen USA Inc. (“Amgen”), a wholly owned subsidiary of Amgen Inc. The Agreement sets forth the terms under which the Company, and certain of its affiliates and facilities managed by the Company or its affiliates, will purchase Epoetin alfa (“Epogen”). Amgen is the sole supplier of Epogen which is used by the Company in the treatment of dialysis patients. The Agreement replaces in its entirety the Dialysis Organization Agreement, effective January 1, 2008, between the Company and Amgen that expires by its terms on December 31, 2010 (the “Expiring Agreement”). The term of the Agreement commences January 1, 2011 and ends June 30, 2011.

The Agreement, among other things, provides for discount pricing and rebates for Epogen. Some of the rebates are subject to various qualification requirements for which the Company will be evaluated during the term of the Agreement. These qualification requirements are based on a variety of factors, including, process improvement targets, patient outcome targets and data submission. In addition, the rebates are subject to certain limitations. In general, however, the level of rebates the Company has the potential to earn is substantially similar to the same provisions of the Expiring Agreement.

The Agreement allows for termination by either party before expiration of its term by prior written notice to the other party, and allows for termination, modification or renegotiation in the event of a change in law or regulation.

The foregoing description of the Agreement is qualified in its entirety by reference to the actual text of the Agreement, a copy of which the Company expects to file as an exhibit to the Company’s Annual Report on Form 10-K for the year ended December 31, 2010.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DAVITA INC.

Date: December 20, 2010	/S/ KIM M. RIVERA
Kim M. Rivera
Vice President, General Counsel and Secretary